Exhibit 99.1

N E W S     R E L E A S E

THE BON-TON STORES, INC. ANNOUNCES RETIREMENT OF TIM GRUMBACHER
 AND ELECTION OF DEBRA K. SIMON AS CHAIRMAN OF THE BOARD

York, PA, May 5, 2017 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) announced that Tim Grumbacher has informed the Board of Directors of the Company of his decision to retire as Chairman of the Board of Directors and Strategic Initiatives Officer effective May 13, 2017. Mr. Grumbacher will continue to serve as Chairman Emeritus and Advisor to the Chief Executive Officer. Debra K. Simon, a current member of the Board of Directors of the Company, has been elected to succeed Mr. Grumbacher as Chairman of the Board, also effective May 13, 2017.

Mr. Grumbacher has been a member of the Board of Directors since 1967 and served as Chairman of the Board since 1991. He also served as Chief Executive Officer of the Company from 1985 to 1995 and held various senior management positions within the Company since 1977.

Ms. Simon, the wife of Mr. Grumbacher, has been a member of the Board since March 2016. She had been a practicing CPA and was employed by SF & Company (now Baker Tilly) for 32 years before retiring in 2015. She served in various leadership positions during her tenure at SF & Company, including Chief Operating Officer from 2010 to 2015.

Michael Gleim, Vice Chairman of Board, stated, “Tim Grumbacher is the person most responsible for the growth and success of Bon-Ton over the past several decades. During his leadership, the Company grew from fewer than 10 stores in 1967, to 261 stores presently. His experience, vision and leadership have been tremendous assets to the Company.”

Mr. Gleim continued, “We are excited that Debra Simon will succeed Tim as Chairman of the Board.  She is an existing Board member and we expect to leverage her financial and operational skills as we execute our strategy and navigate through the challenges facing the department store industry. We look forward to her leadership and continued contributions.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 261 stores, which includes nine furniture galleries and four clearance centers, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves. For further information, please visit http://investors.bonton.com.

CONTACT:

Investor Relations

Jean Fontana

ICR, Inc.

646.277.1214

jean.fontana@icrinc.com